Exhibit 10.13

GFI Software Ltd
Magna House
18-32 London Road
Staines
Middx
TW18 4BP
UK

Phil Bousfield
Drayton Wood House
Shire Lane
Cholesbury
Tring HP23 6NA
England

December 1st, 2008

Private & Confidential

Dear Phil,

I write further to our recent discussions to set out the terms and conditions upon which GFI Software Limited (Company Number: 04126587) (the Company) proposes to offer you employment.

1.             Appointment

1.1           The Company shall employ you and you shall serve the Company as Vice President, Engineering on the terms set out in this Letter.  You shall report directly to the Executive Chairman.

1.2           Your employment  under this Letter shall commence on December 1st, 2008 (the Effective Date) and shall continue (subject to the provisions herein) until terminated by either party giving to the other not less than three months’ previous notice in writing.  Your employment shall in any event terminate on the date of your retirement.  The statutory retirement procedure applies to you but does not form part of your terms and conditions of employment.

1.3           For the purposes of the Employment Rights Act 1996 (the Act) no employment with a previous employer counts as part of your continuous employment with the Company and, accordingly, your continuous employment began on the Effective Date.

1.4           You represent  to the Company that you are entitled to enter into employment with the Company as set out in this Letter and that by so doing you shall not be in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law.

2.             Duties

2.1           You shall, unless prevented by ill health and except during holiday taken in accordance with clause 6, perform the duties and exercise the powers which may be assigned to you or vested in you by the Company from time to time and you shall (save as detailed to the contrary in clause 2.5) devote the whole of your time, ability and attention to your duties under this Letter during normal office hours and at such other times as may be reasonably required for the proper performance of your duties under this Letter (such additional hours being without further recompense).  You shall use your utmost endeavours to promote the interests of the Company and any Group Company, giving at all times the full benefit of your knowledge, expertise and skill, and shall not knowingly do or willingly permit to be done anything to the prejudice, loss or injury of the Company or any Group Company and shall carry out such duties in a competent manner and to the best of your ability.

2.2           The Company shall be entitled at any time to require you to perform services (which may be outside your normal duties but consistent with current job level and duties) without any entitlement to additional remuneration arising not only for the Company but also for any Group Company including, if so required, acting as a director of any Group Company.   You shall not be entitled to any fees in respect of any such directorships or trusteeships.

2.3           You shall at all times keep the Chief Executive Officer promptly and fully informed (in writing, if so requested) of your conduct of the business or affairs of the Company and any Group Company and provide such explanations of your conduct as the Vice President, Worldwide Engineering may require.  You shall promptly disclose to the Company any misconduct or breach of duty on your part and any information that comes into your possession which adversely affects or may adversely affect the Company or the Group or the business of the Company or the Group.

2.4           Notwithstanding the provisions of clause 2.1 the Company may, at any time following the giving of notice by either party to terminate your employment or in order to investigate a complaint against you and for such period as it may specify, cease to provide work for you, or require you to perform only such duties, specific projects or tasks expressly assigned by the Company, in which event during such period the other provisions of this Letter, including those relating to your remuneration, shall continue to have full force and effect but you shall not be entitled to have access to any premises of the Company or any Group Company.   During such period, the Company shall be entitled at any time to appoint an employee having responsibilities similar to those of you to act jointly with you and in that event you shall perform your duties and exercise your powers in a manner which shall be consistent with such appointment.  During such period you shall:

2.4.1        notify the Company of any change of address or contact details; and

2.4.2        if requested by the Company, refrain from contacting employees, clients and professional contacts of the Company or any Group Company (except where such employees, clients or professional contacts are personal friends of yours and you are contacting them in a personal capacity).

2.5           Subject to the provisions of clause 3 generally, you shall not without the prior written consent of the Company engage in any other activities, public office or other occupation outside your employment which may detract from the proper and timely performance of your duties under this Letter.

2.6           Your principal place of work shall be at the Company’s offices in Staines and you shall undertake any travel (within the United Kingdom or abroad) as may be necessary for the proper performance of your duties.

2.7           You shall be bound by the provisions of Schedule 1 to this Letter.

3.             Conflicts of Interest and Dealings in Securities

3.1           During the Term (as defined in Schedule 1 to this Letter) you shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative  or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the Company) be engaged, concerned or interested in any other business or undertaking which:

3.1.1        is or will be or is likely to be in competition with any business carried on by the Company or any Group Company; or

3.1.2        as regards any goods or services is a supplier to or client of the Company or any Group Company.

3.2           You will not during your employment introduce to or plan or attempt to introduce to any other person, firm, company or organisation, business of any kind with which the Company, or any Group Company for which you have performed services under this Letter, is able to deal, and you will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company, or any Group Company for which you have performed services under this Letter, with any third party, without first disclosing such interest or benefit to the Company and obtaining its written approval.

3.3           You acknowledge that you shall not enter into any transaction which constitutes insider dealing for the purposes of Part V of the Criminal Justice Act 1993 or constitutes market abuse for the purposes of Part VIII of the Financial Services and Markets Act 2000. You shall at all times comply with any share dealing and anti-money laundering rules adopted from time to time by the Company.

4.             Salary and Bonus

4.1           You shall receive a fixed annual salary of £150,000 (which shall accrue from day to day and be payable by equal monthly instalments in arrears) or such salary as may be agreed and confirmed to you in writing from time to time.

4.2           In addition to your fixed annual salary, the bonus scheme to 2008 shall pay a bonus of £35,000 pro rated from your start date.  Such bonuses will be calculated by reference to the Company’s quarterly and annual performance and, depending on such performance, you may be eligible to receive quarterly bonuses and an annual bonus.  If, on the date of any bonus payment, you are no longer employed by the Company or are under notice (given or received by you) you shall not be entitled to receive any bonus unless otherwise decided by the Company in its absolute discretion.

5.             Other Benefits

5.1           You may be eligible to join the Company’s designated stakeholder pension scheme subject always to any statutory or other regulatory rules applicable to stakeholder pension schemes from time to time in force.  Further information on the stakeholder pension scheme is available from the World Wide Human Resources Director on request. The Company reserves the right to change the designated stakeholder pension scheme provider from time to time.  A contracting-out certificate under the Pension Schemes Act 1993 is not in force for your employment.

5.2           During the Term, the Company shall pay in respect of you and your spouse and family premiums to a private medical insurance scheme (which shall include dental cover) with the level of benefits as the Company shall in its absolute discretion from time to time decide, subject to the insurer accepting you and your spouse and family for cover at normal rates of premium for your and your spouse’s age and sex.

5.3           During the Term, the Company shall pay premiums to a permanent health insurance scheme of an amount to provide cover at such level as the Company shall in its absolute discretion from time to time decide. The Company agrees not to terminate your employment where a claim for payments under the permanent health insurance scheme in respect of you has been or is in the process of being submitted and the results of that claim are pending.

5.4           Any benefits available under clause 5.2 above are subject to the rules of the relevant scheme from time to time in force.  The Company reserves the right to substitute another provider of any of the benefits available under clause 5.2 or alter the benefits available to you at any time.  No liability shall accrue to the Company in the event that insurance cover under clause 5.2 is refused by the provider or any conditions or limitations to the benefit are applied by the provider.

5.5           You shall be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses but excluding any car parking fines or road traffic offence fines) reasonably incurred by you in the proper performance of your duties, subject to the production of such receipts or other evidence as the Company may reasonably require.

6.             Holidays

6.1           You shall, subject to this clause 6, be entitled (in addition to the usual public and bank holidays in England and Wales) to 24 days’ holiday on full pay in every holiday year to be taken at such reasonable time or times as the Company shall approve.  Any holiday not so used in a holiday year is subject to the Company policy for the UK office.

6.2           For the holiday year in which your employment starts you shall be entitled to your annual holiday entitlement calculated on a pro rata basis.  Upon termination of your employment (the date on which your employment under this Letter terminates being the Termination Date) you shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your pro rata holiday entitlement, such payment to be calculated on the basis of 1/260th of the fixed annual salary payable to you pursuant to clause 4.1 for each day of outstanding or excess holiday entitlement as appropriate.

7.             Incapacity

7.1           You shall from time to time at the request and expense of the Company submit to medical examinations and tests by a medical practitioner nominated by the Company, the results of which shall, subject to the provisions of the Access to Medical Reports Act 1988 (as applicable), be disclosed to the Company.

7.2           If you are absent from and unable to perform your duties as a result of your incapacity for a period of seven days or more you will produce medical certificates to the Company, per Company policy, in respect of your absence and shall keep the Company informed of the progress of and material developments in relation to such incapacity.   If you are absent due to illness for more than three months, the Company shall be entitled at any time thereafter to appoint an employee to perform your duties and to exercise your powers on a temporary basis.

7.3           The Company shall pay you, per Company policy, all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence.

8.             Termination

8.1           The Company may, at its sole and absolute discretion, terminate your employment forthwith at any time by serving a notice under this clause stating that this Letter is being determined in accordance  with clause 8.1 and undertaking to pay you a sum equivalent to 90 days salary (but not bonus or benefits) in lieu of notice or the unexpired part thereof (subject to tax and National Insurance) such payment to be paid within 14 days of the Termination Date.

8.2           Where the Company terminates your employment under this Letter otherwise than in accordance with clause 1.2 or 8.1 (subject always to clause 8.3), any damages to which you may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

8.3           Notwithstanding the provisions of clauses 1.2 and 8.1, the Company shall be entitled, by notifying you in writing, to terminate this Letter and your employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if you shall:

8.3.1        commit any act of serious misconduct; or

8.3.2        commit any material or persistent breach of any of the terms or conditions of this Letter, including any wilful neglect or refusal to carry out any of your duties or to comply with any lawful instruction given to you by the Company; or

8.3.3        have a bankruptcy order made against you or compound with or enter into any voluntary arrangements with your creditors; or

8.3.4        be convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed); or

8.3.5        be disqualified from holding office in a company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or be disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by, any professional or other body, which undermines the confidence of the Company in your continued employment with it; or

8.3.6        act in any way which may in the reasonable opinion of the Company bring the Company or any Group Company into disrepute or discredit, or prejudice the interests of the Company or any Group Company; or

8.3.7        fail to comply in any material respect with any policy of the Company or any Group Company which has been communicated to you including without limitation any policy in respect of dealing in shares, anti-money laundering, equal opportunities and harassment, data protection and use of email/Internet; or

8.3.8        supply false or misleading information to the Company or any Group Company or any other third party, in which event. for the purposes of this Letter, the Termination Date shall be the date of the written notice terminating your employment.  The exercise by the Company of its right of termination under this clause 8.3 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against you.

8.4           You shall resign without any payment by way of compensation, damages, payment in lieu of notice or otherwise from the boards of the Company and any Group Company  on the Termination Date.

8.5           You shall not at any time during any period when you are required to cease the performance of your duties under clause 2.4 or after the Termination Date make any public statements in relation to the Company or any Group Company or any of their officers or employees.  You shall not after the Termination Date represent yourself as being employed by or connected with the Company or any Group Company.

8.6           All property of the Company and any Group Company including all credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, security passes, papers, drawings, designs, documents, records, computer disks, computer hardware, computer software and mobile telephones in the possession or control of you are and remain the property of the Company or such Group Company and you shall deliver all such items in your possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company.

8.7           You shall execute a power of attorney in the form set out in Schedule 2.

9.             Confidentiality

You acknowledge  that during the Term (as defined in Schedule 1 to this Letter) you shall, in the performance of your duties, become aware of trade secrets and other confidential information relating to the Company, the Group Companies, its or their businesses and its or their past, current or prospective clients and their businesses.  Without prejudice to your general duties at common law in relation to such trade secrets and other confidential information, you shall not during the Term (as defined in Schedule 1 to this Letter) or at any time after the Termination Date disclose or communicate to any person or persons or make use of or copy (other than in the proper performance of your duties under this Letter) and shall use your reasonable endeavours to prevent any disclosure, communication or use by any other person of any such trade secrets or confidential information and all books, notes, memoranda, correspondence, papers, drawings, designs, documents, records, computer discs, computer hardware or computer software containing such trade secrets or confidential information, unless required by a court of law.  The provisions of this clause 9 shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of you.

10.           Intellectual Property Rights (IPR)

10.1         In this clause 10 IPR means patents and other rights in inventions, copyright and related rights, trade marks, trade and business names, domain names, design rights and registered designs, rights in get up and goodwill, rights in know-how and confidential information, rights in computer software, topography rights and database rights in each case whether registered or unregistered and any other intellectual property rights or similar proprietary rights which may from time to time subsist in any part of the world and all applications for the grant of the foregoing for the full term of protection of such rights (including any renewals and extensions).

10.2         You acknowledge that, to the fullest extent permitted by law, all IPR originated or developed by you (whether or not during working hours or using Company premises, equipment or other resources) at any time during the term of your employment by the Company and which may be of use to the Company in the field of business in which the Company or any other Group Company operates at that time, shall belong to the Company absolutely.  To the extent that any IPR to which the Company is entitled under this clause 10 do not automatically vest in the Company, you shall hold them in trust for the Company.

10.3         You shall, at the request and expense of the Company, forthwith execute such documents and do such things as may be considered necessary to enable the Company to register or otherwise obtain for its own benefit and in its own name any IPR to which the Company may be entitled under this clause 10, together with any rights in internet domain names and to maintain, defend and enforce the Company’s interest in any such IPR and Internet domain names.

10.4         You hereby irrevocably waive any and all moral rights which you have or may become entitled to under the Copyright Designs and Patents Act 1988 (or any equivalent laws anywhere in the world) in relation to any existing or future works, the IPR in which are vested in the Company pursuant to this clause 10.

11.           Disciplinary and Grievance

11.1         Any disciplinary or dismissal matters affecting you will be dealt with by the World Wide Human Resources Director of the Company or her nominee.  There are no specific disciplinary or dismissal rules affecting you, save for the statutory disciplinary and dismissal procedure under the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004 (the Statutory Disciplinary Procedure).  A copy of the Statutory Disciplinary Procedure is available from the human resources department.  The Statutory Disciplinary Procedure does not form part of your terms and conditions of employment.  Should you wish to appeal against any disciplinary or dismissal decision you should submit your appeal in writing to the Company whose decision on such appeal shall be final.

11.2         If you wish to seek redress for any grievance relating to your employment you should first discuss the matter with the World Wide Human Resources Director of the Company.  If the matter is not then settled you should submit your grievance to Chief Executive Officer in writing whose decision on such grievance shall be final.  The statutory grievance procedure under the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004 (the Statutory Grievance Procedure) applies to you.  A copy of the Statutory Grievance Procedure is available from the human resources department.  The Statutory Grievance Procedure does not form part of your terms and conditions of employment.

12.           Data Protection

You expressly consent to the processing of your personal data, including sensitive personal data, as defined in the Data Protection Act 1998, by the Company or any Group Company in order to fulfil the Company’s or any Group Company’s obligations to you under your employment under this Letter and for the legitimate interests of the Company or any Group Company and for any purpose required by law.  Such processing will principally be for management. personnel, administrative, financial, regulatory or payroll purposes, or for compliance and applicable procedures, laws and regulations.  You consent to the transfer of your personal data, including sensitive personal data, outside the European Economic Area for these purposes.

13.           Deductions

For the purposes of the Act and otherwise, you consent to the deduction from your wages or from any other sums owed to you by the Company of any sums owing by you to the Company at any time.  This clause 13 is without prejudice to the rights of the Company to recover any sums or balance of sums owing by you to the Company by legal proceedings.

14.           General

14.1         The information in this Letter constitutes a written statement of the terms of employment of you in accordance with the provisions of the Act.

14.2         Nothing in this Letter shall preclude you from making a protected disclosure under the Act.

14.3         There are no collective agreements which directly affect the terms and conditions of your employment.

14.4         This Letter (including the Schedules to it) constitutes the entire and only legally binding agreement and understanding between the parties relating to the employment of you by the Company or any Group Company and supersedes any previous arrangements or understandings (both oral and written) relating to the subject matter of this Letter.

14.5         No term in this Letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.6         Clauses 9 and 10 and Schedule 1 and any other provisions of this Letter which are expressed to apply or are capable of applying following termination of this Letter shall survive the termination of this Letter howsoever caused.

14.7         This Letter and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England.  In the event of any claim, dispute or difference arising out of or in connection with this Letter the parties hereto irrevocably agree and submit to the non-exclusive  jurisdiction of the Courts of England.

14.8         For the purposes of this Agreement Group Company shall mean any undertaking which from time to time is a subsidiary or parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking.  In this clause 14.8 the word subsidiary shall have the meaning attributed to it by the Companies Act 1985.

If the terms and conditions of employment detailed above are acceptable to you, please sign and date the enclosed copy of this Letter (retaining the original for your records) and return it to me, together with the enclosed power of attorney, to indicate your acceptance of the offer of employment on such terms.

Please do not hesitate to contact me if you have any questions on the above.  Otherwise, I look forward to hearing from you.

Kind regards,

Yours sincerely

/s/ Walter Scott
Walter Scott
Chief Financing Officer — GFI Software

I hereby accept the offer of employment by the Company on the terms and conditions contained in this Letter.

/s/ Phil Bousfield
Phil Bousfield
Date:

SCHEDULE 1

1.             In this Schedule the following words and expressions shall have the following meanings:

Business               the business or businesses of the Company or any Group Company in or with which you have been involved or concerned in the course of your employment at any time during the Relevant Period.

directly or indirectly                                         you acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, agent, partner, manager, employee, shareholder, contractor, director, consultant, investor or otherwise and whether for your own benefit or that of others.

Key Personnel                             any person who is at the Termination Date or was at any time during the Relevant Period employed as an executive or in a senior managerial/employee capacity or engaged as a consultant in the Business and in each case with whom you (or any person reporting to you) have had dealings in the course of your (or their) employment other than in a minimal way at any time during the Relevant Period.

Prospective Client                                    any person, firm or company who has been engaged in negotiations with the Company or any Group Company with a view to entering into a contract or arrangement for the supply of services from the Company or any Group Company at any time during the Relevant Period in which negotiations you have been personally concerned other than in a minimal way in the course of your employment.

Relevant Area                                 the United Kingdom, North America, Malta and such other areas in which the Company or any Group Company carries on business at the Termination Date and in or in respect of which you shall have carried out duties or been engaged or concerned at any time during the Relevant Period.

Relevant Client                               any person, firm or company who at any time during the Relevant Period was a client of the Company or any Group Company, with whom or which you (or any person reporting to you) directly dealt other than in a minimal way or for whom or which you (or any person reporting to you) were responsible or in respect of whom you were in possession of confidential information in the course of your employment at any time during the Relevant Period, whether or not services were provided during that period.

Relevant Services              any business or activity in competition with or similar to those supplied by the Company at the Termination Date or during the Relevant Period and in particular, but without prejudice to the foregoing generality, competitive business carried out by the following companies or any associated company of such a company or to any person, firm, company or other organisation trading under the same or a similar name to any of the names noted below:

Capitaris

Equisys

Clearswift

SmartLine

Sybari

Trend Micro

NetIQ

ActveXperts Software

eEve Digital Security

Shavlik Technologies

Sunbelt Software

McAfee

Symantec

Event Sentry

Websense

Relevant Period                the period of 12 months immediately prior to the Termination Date (or the Term, if shorter than 12 months) or, where you have not been provided with work pursuant to clause 2.4 of this Letter, the period of 12 months immediately prior to the start of any such period where you have not been provided with work (or, if shorter than 12 months, the period between the Effective Date and the date on which the Company ceases to provide you with work pursuant to clause 2.4 of this Letter).

Relevant Supplier                           any person, firm or company who at any time during the Relevant Period was a supplier to the Company or any Group Company of any goods or services and with whom or which you or any person reporting to you had direct dealings in the course of your employment other than in a minimal way at any time during the Relevant Period.

Restricted Period                 for the purposes of paragraphs 2 and 3 below, the period of twelve months starting with the Termination Date less any period during which you have not been provided with work pursuant to clause 2.4 of this Letter for the purposes of paragraph 4 below, the period of six months starting with the Termination Date less any period during which you have not been provided with work pursuant to clause 2.4 of the Letter.

Term                                the period of your employment under the Letter.

2.             You shall not without the prior written consent of the Company directly or indirectly at any time during the Restricted Period:

2.1           solicit away or endeavour to solicit away from the Company or any Group Company; or

2.2           employ or engage or endeavour to employ or engage,

any Key Personnel.

SCHEDULE 2

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY made on  December 1#,  2008, I, Phil Bousfield of Drayton Wood House, Shire Lane, Cholesbury, Tring HP23 6NA, England in accordance with the terms of the letter of employment (the “Letter”) dated, December 1#,  2008 between myself and the Company APPOINT the Company to act as my attorney with authority and on my behalf (so that words and expressions defined in the Letter shall have the same meanings herein):

(a)           on or after the Termination Date to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(b)           to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with clause 10 of the Letter; and

(c)           after the expiry of two days from the Company having requested my resignation pursuant to clause 8.4.1 of the Letter to do all such things and sign any documents as may be required under the constitution of the Company and each such Group Company, company or trust to make my resignation as a director of those- companies or as a trustee of those trusts (as appropriate) effective; and

(d)           to appoint any substitute attorney and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations in connection with clauses 8.4 and 10 of the Letter, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney as been duly executed.

EXECUTED as a DEED and		)
DELIVERED by	)		/s/ Phil Bousfield
Phil Bousfield	)
in the presence of:		)

Witness	/s/ [Indecipherable]

Name: ANGELICA MICALLEF TRIGONA

Address:	GA SOFTWARE
GFI HOUSE, SAN ANDREA STR.
SAN GWANN, MALTA

Occupation:  WW HR DIRECTOR.

3.             You shall not without the prior written consent of the Company directly or indirectly at any time within the Restricted Period:

3.1           solicit the custom of or endeavour to solicit the custom of or deal with any Relevant Client or Prospective Client in respect of any Relevant Services; or

3.2           interfere or endeavour to interfere with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier or the relations between the Company and/or any Group Company and any Relevant Client or any Prospective Client.

4.             You shall not without the prior written consent of the Company directly or Indirectly at any time within the Restricted Period engage or be concerned or interested in any business which within the Relevant Area at any time during the Restricted Period competes with the Business.